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                                                                   Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Inveresk Research Group, Inc. on Form S-3 of our report dated February 20, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), appearing in the Annual Report on Form-10-K of Inveresk Research Group, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Yours Truly



 /s/ DELOITTE & TOUCHE LLP
     Edinburgh
     United Kingdom

     March 9, 2004